Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Top Flight Game Birds, Inc.
Bartlesville, Oklahoma

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 8, 2008 relating to the financial statements of Top Flight Game Birds, Inc. as of February 29, 2008 and February 28, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year ended February 29, 2008 and the period from February 9, 2007 (inception) through February 28, 2007. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" appearing herein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

July 10, 2008